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New Providence Acquisition Corp.

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On December 16, 2020, Abel Avellan, Founder, Chairman and Chief Executive Officer of AST & Science LLC (“AST”) and Alex Coleman, Chairman of New Providence Acquisition Corp. (“NPA”), participated in an investor conference call, during which they discussed the proposed business combination of NPA and AST. Below is a transcript of that investor conference call.

CORPORATE PARTICIPANTS

Alex Coleman, Chairman, New Providence Acquisition Corp.

Abel Avellan, Founder, Chairman and Chief Executive Officer, AST & Science LLC

PRESENTATION

Alex Coleman

Good morning, everyone. Today, we would like to present what the New Providence Management Team believes to be an outstanding investment opportunity with AST SpaceMobile, a company that is building the first and only space-based cellular broadband network to be accessible by any standard mobile phone.

As a matter of due diligence, I would like to point you to our forward-looking statements and Safe Harbor statement, available on Slide 2 of our presentation.

Moving to Slide 5, I’d like to introduce you to New Providence.

My name is Alex Coleman and I’m Chairman of New Providence Acquisition Corporation. Personally, I’ve been in middle-market private equity for over 20 years, largely with multinational financial institutions, including as a co-head of Citicorp Venture Capital. Prior to that, I was responsible for a similar private equity initiative at Dresdner Kleinwort Capital, as part of Dresdner Allianz. I have also been a lead investor in a variety of telephony businesses, including mobile PCS, as well as a variety of service providers.

My partner, Gary Smith, is an experienced operator, having overseen phenomenal growth and expansion, including as the CEO of Red Bull for their North American introduction, bringing the company from a virtual startup to almost $2 billion in sales. After that, Gary founded a new company, Big Red, which he built over a 10-year period and successfully to Dr. Pepper.

New Providence’s CFO, James Bradley, has worked with us for more than a decade as the CFO of Big Red, and prior to that for KPMG in transaction services.

Our partner in this SPAC is UBS O’Connor, who complements these backgrounds with proven transaction acumen, a strong market presence and deep experience as one of the most prolific SPAC investors in the market.

Through to this stage, and together with our Board of Directors, we sourced and reviewed over 400 unique opportunities and engaged 50 of those companies for further due diligence. After a full year of evaluation, we believe that with AST we have identified an extremely compelling investment opportunity with a significant addressable market and tremendous growth potential, largely financed by strategic investors and with multiple customer agreements already in place. Crucially, AST SpaceMobile is based on leveraging unique, patented and highly defensible technology developed by its own accomplished Management Team.

Moving to Slide 6, on the market opportunity, AST SpaceMobile is a satellite communications company with an innovative and patent-protected technology that considerably expands the reach and reliability of mobile broadband coverage by creating a space-based network of high-power satellites which can connect directly with any smartphone around the world.

Each AST satellite has a very broad aperture, providing the power and gain, enabling connectivity to a regular handset virtually anywhere on the planet, something traditional satellite companies have done with specialized hardware devices connecting to smaller, less powerful satellites at a similar altitude to those of AST. In the case of AST SpaceMobile, all that the user will require is a regular handset, likely already owned, requiring no software or hardware modifications.

We believe that decoupling mobility from terrestrial towers and enabling uninterrupted global connectivity from space not only has a massive market potential, but also the potential to positively impact the world population. According to GSMA market data, the global mobile wireless services market produces $1 trillion in annual revenue with an estimated 5 billion active mobile phones.

AST’s space-based cellular network addresses two fundamental mobile market issues. The first is simply the inconsistent service most existing phones experience, whether at a fixed location or moving between locations. The second is a complete lack of connectivity for an estimated 750 million people who have no service options whatsoever and over 3 billion people who do not have access to the mobile broadband, preventing them from connecting to the Internet.

There is an estimated $7 trillion of global GDP generated from the use of mobile phones and 5G, but with no terrestrial solution, the digital divide will only broaden. AST SpaceMobile’s solution will benefit both the connected and unconnected alike.

Moving to Slide 7, and the transaction, to briefly summarize, AST and NPA will combine to create a $1.4 billion pro forma enterprise value publicly listed company. The $400 million in cash contributed to the balance sheet will fund the business through its first phase of deployment, initially covering equatorial countries, and enabling it to reach commercialization and becoming cash flow position in 2023. AST will trade under the ticker ASTS on NASDAQ.

The transaction is being priced at an enterprise value of 1.4 times 2024 EBITDA, and will be funded by a combination of approximately $232 million of cash in trust, as well as a committed PIPE from a combination of new institutional investors and existing strategic partners.

After participating in the B round financing, Rakuten, American Tower and Vodafone are reinvesting in the PIPE following signing of 1.2 billion subscribers through eight MOUs and completion of the Critical Design Review.

Our partner, UBS O’Connor, is also investing in the PIPE without the requirement of a Forward Purchase Agreement.

Existing AST equity holders will remain the majority owners, holding approximately 70% of the pro forma company, and will be subject to a 12-month lockup period at the closing of the transaction.

Moving now to Slide 8, and management, now, it gives me great pleasure to introduce Abel Avellan. He has been in the space industry for over 25 years and has 18 patents to his name pertaining to space-based satellite communication. Abel is an accomplished electrical engineer, entrepreneur and operator. Prior to AST, Abel founded Emerging Market Communications, or EMC, a satellite-based telecommunications business, that he eventually sold for $550 million. To support and achieve AST’s goals, Abel has built a Senior Management Team comprised of accomplished executives with blue chip backgrounds in satellite and space communications technology, management and finance. Having started AST with his own capital, Abel’s pursuit of space-based mobility using existing handsets is not just based on the broader market opportunity, but was inspired by the possibility of offering assistance to over 4 billion people with life-changing and improving broadband connectivity.

We firmly believe that New Providence’s deep knowledge of the capital markets and executive experience, especially with high-growth companies, combined with the amazing team and proprietary world-leading technology AST possesses, are ideal partners for this incredible project. We would not be more excited to partner with him and his Management Team.

With that, I will turn it over to Abel.

Abel Avellan

Thank you, Alex. Thank you, everybody, for listening to us today. I want to talk about SpaceMobile.

SpaceMobile is the only space-based cellular broadband network that will allow the phone that you have in your pocket, without any change of hardware, software or frequency, to connect to satellites, patented satellites that we design and manufacture. The SpaceMobile service will allow global coverage everywhere, is compatible with all existing 5 billion mobile phones. It does provide broadband data speeds comparable to 4G and 5G, and simply connects the people with their own connections.

To give you a sense of how this works, when you get out of coverage, you get a text message. The text message asks you if you want to be connected with SpaceMobile. You say yes, and that’s all that you need to do.

How this works then at the end of the month, you get in the bill of the operator that we have agreements with, you get a line that says “SpaceMobile charge.” In the United States, we expect that to be between $5 to $25 a month, closer to the $5 if you are just doing text and voice when you are out of regular land-based service, and closer to $25 a month when you want to do streaming at high broadband speeds with the SpaceMobile service. Outside of the United States, in places like Africa, India and in South America, it’s expected to cost $1.00 to $2.00 a month. Then, in both cases, in the developed world or in emerging markets, we split the variance 50/50 with our telco partners. Our telco partners provide access to billions of subscribers to the SpaceMobile network, and then we basically split the revenue between us, to allow the users to stay connected regardless of where they live or work.

If we can turn to Page 10, please.

Okay, what problems do we solve? We solve the problem of 5 billion people that move in and out of connectivity every day, people like us on the phone. We also solve the problem of connecting the more than half of the world population that still today do not have access to broadband connectivity into their phones.

What makes us very different? It is the fact that we are the world’s first and only space-based cellular broadband network that connects people directly to the handset.

Why now? After 25 years of deployment of cellular networks, still approximately 90% of the earth’s surface is still without broadband connectivity from cellular systems, so there is a 5 billion mobile phone, and growing, install base that is need for being connecting regardless of where people are located. We believe that broadband connectivity is a human necessity, and certainly some people think that it’s a human right, and I tend to agree with them.

Why we don’t have competition at this point? Well, somebody needed to crack the code. We have over 750 patent claims, something that creates a very high barrier for entry to others. We have, clearly, a first-mover advantage and a superior architecture, and also we have mutually binding exclusive agreements with some of our telco partners.

The combination of the protected technology and defensible technology with mutually exclusive agreements, believe that allows us to have a very defensible position against future competitors, even though we think that the market is big enough that eventually it really doesn’t matter that other competitors exist.

Okay, Operator, please turn to 11, please.

So, with who we execute on our vision, we have as strategic partners Vodafone, Rakuten and American Tower. Vodafone is the largest mobile operator, outside China, with approximately 610 million subscribers in approximately 20 home markets. We have Rakuten, the largest e-commerce platform in Asia, outside China, and also a new entry in cellular connectivity and cellular operator in Japan, and also American Tower, which is a global cell tower company, and also the largest tower company in the globe. Vodafone, Rakuten and American Tower invested in our Series B. They’ve also invested in the PIPE of the transaction, together with the financial institutions that are also participating in the PIPE.

Our customers are the largest telcos, which we agree to interconnect to get access to the subscribers, and then share the revenue that is generated through our network with them. We have agreements and relationships with companies like Vodafone, Telefonica, Rakuten, Liberty, Indosat, Telecome, Telestra and AT&T.

Page 12, please.

Why we decided to become a public company? Well, we feel that we really fit all the profile for a high-growth public company. We had a very large addressable market, with $1 trillion in annual revenue via 5 billion mobile phones, and growing. We had a very defensible technology, with over 750 patent claims, with a clear first-mover advantage. We had industry-leading and strategic partners both as investors, customers and partners. We had a built-in customer base ready to be turned on, allowing access to billions of subscribers through the wholesale agreements with the telco partners. We had a very flexible and scalable super-wholesale business model that allowed us to share the gains, while providing access to users to our network, under 50/50 revenue share agreements. That, combined with the fact that we had very little or no customer acquisition cost, we don’t need to own our own spectrum, and through our wholesale agreements, we get access to billions of subscribers. That allowed us to be in the 90-plus percent of EBITDA margin. Also, we had a staged deployment, initially, with 20 satellites. That will allow us, with this transaction, to be fully funded, and expect to become operating cash flow positive in 2023.

Page 14, please.

SpaceMobile is a mass market service. It is a service designed for everyone everywhere, regardless of whether you’re on a train, in a car, on a plane, hiking, on a boat, driving down from New York to the Hamptons, or visiting somebody upstate New York. It is designed to be for everybody regardless of where everybody is located. In essence, potentially, we can get access to the 5 billion phones, a good portion of them moving in and out of connectivity on a daily basis.

Operator, Page 16, please.

In addition to providing access to the 5 billion phones that exist today, there’s a major problem that half of the world population does not have access to the Internet. If we dissect that a little, 3.3 billion people that live in places where there’s no broadband connectivity into their phone, but also there’s 0.75 billion people that have no cover and no option to connect. We have both of the markets, the 5 billion people that move in and out, and also the 4 billion people that live or work in places—live, work or move into places where there is no connectivity into their phones.

Operator, take us to Page 18.

A quick comparison between SpaceMobile and other satellite services. Well, the first, and the most clear one, is that we don’t need a terminal. The other one is the amount of capital that we need to deploy our services and to become cash flow positive, which is $510 million to get to equatorial the regions. With only 20 satellites, we get to revenue, compared to the many thousands other systems require. We operate in a mass market, in the cellular wireless mass market, compared to the niche satellite markets that other systems play with, and an expected subscriber—this is a mass service, with expected 373 million subscribers by 2027.

When you compare valuations or enterprise values for other—expected valuations or enterprise values for other systems and compare it with ours, at this entry point, we believe that we have a tremendous run rate to grow and significant value-creation for our investors.

Page 20.

The technology is clearly differentiated. We have over 750 patent claims and that allowed us to differentiate our product, primarily by allowing direct connectivity to the handset. We can do that—we will be able to do that in 2G, 3G, 4G and 5G phones without any modification of any kind to the phone, provide seamless connectivity between the phone and our satellite as people move between land networks and space network, and we provide true global 4G, 5G speeds on land, on land, at sea and in flight.

Alex Coleman

Thank you, Abel, for presenting the AST story.

Moving to Slide 34, the transaction will be funded by a combination of $232 million of cash in trust and a committed PIPE from a combination of existing strategic partners and new institutional investors. This transaction is expected to add over $400 million to AST’s balance sheet, completely funding our Phase 1 constellation of satellites, and will pave the way for positive cash flow generation.

This transaction also grants the founder 10:1 supermajority shares, and subjects existing shareholders to a 12-month lockup. Additionally, employee stock options will be subject to a 24-month lockup. The combined entity will be 43% owned by AST’s founder, 29% by existing AST shareholders, and 28% by public investors and the sponsor.

The pro forma enterprise value of this combined company is priced at $1.4 billion, which translates to a 2024 projected EBITDA multiple of 1.4 times.

While there is no perfect comparable company or composite of companies matching AST’s business, growth or margins, we believe AST compares favorably on any metric and the transaction is very attractively priced.

On Slide 38, and the conclusion, Gary, James and myself, and the whole New Providence team, could not be more excited to partner with Abel and the AST team. We are confident that this is a terrific opportunity at a compelling valuation, with an experienced Management Team about to embark on a massive growth story that will change lives around the world in a very profound way.

Thank you.

Additional Information

NPA intends to file a preliminary proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the proposed Business Combination, NPA will mail the definitive proxy statement and other relevant documents to its stockholders. This communication does not contain all the information that should be considered concerning the Business Combination. It is not intended to provide the basis for any investment decision or any other decision in respect to the proposed Business Combination. NPA’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement, any amendments thereto, and the definitive proxy statement in connection with NPA’s solicitation of proxies for the special meeting to be held to approve the Business Combination as these materials will contain important information about AST and NPA and the proposed the Business Combination. The definitive proxy statement will be mailed to the stockholders of NPA as of a record date to be established for voting on the Business Combination. Such stockholders will also be able to obtain copies of the proxy statement, without charge, once available, at the SEC’s website at http://www.sec.gov.

Participants in the Solicitation

NPA, Sponsor and their respective directors, executive officers, other members of management, and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of NPA’s stockholders in connection with the Business Combination. Investors and security holders may obtain more detailed information regarding the names and interests in the Business Combination of NPA’s directors and officers in NPA’s filings with the SEC, including NPA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which was filed with the SEC on March 30, 2020, and such information and names of AST’s directors and executive officers will also be in the proxy statement of NPA for the Business Combination. Stockholders can obtain copies of NPA’s filings with the SEC, without charge, at the SEC’s website at www.sec.gov.

AST SpaceMobile and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from NPA’s stockholders in connection with the Business Combination. A list of the names of such directors and executive officers and information regarding their interests in the Business Combination will be included in the proxy statement for the Business Combination when available.

No Offer or Solicitation

This communication is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, subscribe for or buy any securities or the solicitation of any vote in any jurisdiction pursuant to the Business Combination or otherwise, nor shall there be any sale, issuance or transfer or securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act that are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. All statements, other than statements of historical fact contained in this communication including, without limitation, statements regarding NPA’s or AST’s financial position, business strategy and the plans and objectives of management for future operations; anticipated financial impacts of the Business Combination; the satisfaction of the closing conditions to the Business Combination; and the timing of the completion of the Business Combination, are forward-looking statements. Words such as “expect,” “believe,” “anticipate,” “intend,” “estimate,” “seek” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect management’s current beliefs, based on information currently available.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside NPA’s and AST’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the Equity Purchase Agreement or could otherwise cause the Business Combination to fail to close; (ii) the outcome of any legal proceedings that may be instituted against NPA and AST following the execution of the Equity Purchase Agreement and the Business Combination; (iii) any inability to complete the Business Combination, including due to failure to obtain approval of the stockholders of NPA or other conditions to closing in the Equity Purchase Agreement; (iv) the receipt of an unsolicited offer from another party for an alternative business transaction that could interfere with the Business Combination; (v) the inability to maintain the listing of the shares of common stock of the post-acquisition company on The Nasdaq Stock Market following the Business Combination; (vi) the risk that the Business Combination disrupts current plans and operations as a result of the announcement and consummation of the Business Combination; (vii) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees; (viii) costs related to the Business Combination; (ix) changes in applicable laws or regulations; (x) the possibility that AST or the combined company may be adversely affected by other economic, business, and/or competitive factors; and (xi) other risks and uncertainties indicated in the proxy statement, including those under the section entitled “Risk Factors”, and in NPA’s other filings with the SEC.

NPA cautions that the foregoing list of factors is not exclusive. NPA cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the Risk Factors section of NPA’s Annual Report on Form 10-K filed with the SEC. NPA’s securities filings can be accessed on the EDGAR section of the SEC’s website at www.sec.gov. Except as expressly required by applicable securities law, NPA disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.